Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-235343

Issuer Free Writing Prospectus, dated June 3, 2020

STEEL DYNAMICS, INC.
PRICING TERM SHEET

June 3, 2020

This term sheet to the preliminary prospectus dated June 3, 2020 should be read together with the preliminary prospectus before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus to the extent that it is inconsistent therewith.

$400,000,000 2.400% Notes due 2025 (the “2025 Notes”)

$500,000,000 3.250% Notes due 2031 (the “2031 Notes”)

Issuer:	Steel Dynamics, Inc.

Security Type:	Senior Unsecured Notes

Expected Ratings*:	Baa3 / BBB- / BBB (Stable / Stable / Stable)

Security:	2.400% Notes due 2025 3.250% Notes due 2031

Size:	2025 Notes: $400,000,000 2031 Notes: $500,000,000

Maturity Dates:	2025 Notes: June 15, 2025 2031 Notes: January 15, 2031

Coupon:	2025 Notes: 2.400% 2031 Notes: 3.250%

Interest Payment Dates:	2025 Notes: June 15 and December 15, commencing December 15, 2020 2031 Notes: January 15 and July 15, commencing January 15, 2021

Price to Public:	2025 Notes: 99.619% 2031 Notes: 98.960%

Benchmark Treasury:	2025 Notes: 0.250% due May 31, 2025 2031 Notes: 0.625% due May 15, 2030

Benchmark Treasury Price and Yield:	2025 Notes: 99-11 ¼; 0.381% 2031 Notes: 98-20+; 0.767%

Spread to Benchmark Treasury:	2025 Notes: + 210 bps 2031 Notes: + 260 bps

Yield to Maturity:	2025 Notes: 2.481% 2031 Notes: 3.367%

Make-Whole Call:	2025 Notes: T + 35 bps 2031 Notes: T + 40 bps

Par Call:	2025 Notes: At any time on or after May 15, 2025 (one month prior to the maturity date) 2031 Notes: At any time on or after October 15, 2030 (three months prior to the maturity date)

Trade Date:	June 3, 2020

Expected Settlement Date:	June 5, 2020 (T+2)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	2025 Notes: 858119 BL3 / US858119BL37 2031 Notes: 858119 BM1 / US858119BM10

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. BMO Capital Markets Corp. U.S. Bancorp Investments, Inc. Citizens Capital Markets, Inc. Fifth Third Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC, telephone: collect at 1-212-834-4533; BofA Securities, Inc., telephone:

800-294-1322; Goldman Sachs & Co. LLC, telephone: 866-471-2526; or Morgan Stanley & Co. LLC, telephone: 866-718-1649.

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